UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

APCO OIL AND GAS INTERNATIONAL INC.
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(Name of Issuer)

Ordinary Shares, $0.01 Par Value
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(Title of Class of Securities)

G0471F109
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(CUSIP Number)

6/30/2012
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(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [ ]. A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent there to reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1. 	Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only)

	NSB Advisors LLC
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2. 	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [ ]
	(b) [ ]
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3. 	SEC Use Only
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4. 	Citizenship or Place of Organization

	State of Maryland
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Number of Shares Beneficially Owned by Each Reporting Person With:

5.	Sole Voting Power 	0
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6.	Shared Voting Power	0
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7.	Sole Dispositive Power	4,931,001
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8.	Shared Dispositive Power	0
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9. 	Aggregate Amount Beneficially Owned by Each Reporting Person

	 4,931,001
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10. 	Check if the Aggregate Amount in Row (9) Excludes
	Certain Shares [ ]
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11. 	Percent of Class Represented by Amount in Row (9)

	16.7%
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12. Type of Reporting Person:	IA
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Item 1.	(a) 	Name of Issuer:

Apco Oil & Gas International, Inc.

Item 1.	(b) 	Address of Issuers Principal Executive Offices:

ONE WILLIAMS CENTER, 35th FLOOR
TULSA, OKLAHOMA 74172

Item 2. (a) 	Name of Person Filing:

NSB Advisors LLC

Item 2.	(b) 	Address of Principal Business Office:

200 Westage Business Center Drive, Suite 228
Fishkill, NY 12524

Item 2.	(c) 	Citizenship:

USA, Maryland

Item 2.	(d) 	Title of Class of Securities:

Ordinary Shares, $0.01 Par Value

Item 2.	(e)	CUSIP Number: G0471F109

Item 3.

(e) [x]	an Investment Advisor registered under section 203
	of the Investment AdvisersAct of 1940

Item 4. Ownership:

(a)	Amount beneficially owned:	4,931,001

(b)	Percent of class:		16.7%

(c)	Number of shares as to which the person has:

     (i) Sole power to vote or to direct the vote:	0

    (ii) Shared power to vote or to direct the vote:	0

   (iii) Sole power to dispose or to direct the disposition of:	4,931,001

    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class

	not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

	not applicable

Item 7.
	not applicable

Item 8. Identification and Classification of Members of the Group

	not applicable

Item 9. Notice of Dissolution of Group

	not applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:		7/9/2012




Signature:	WILLIAM F. NICKLIN

Name/Title:	William F. Nicklin / Manager